UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                                Unica Corporation
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    904583101
                                 (CUSIP Number)

                                December 31, 2006
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)
      [_]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 29 Pages

---------------------------                         ---------------------------
   CUSIP NO.  904583101              13G                PAGE 2 OF 29 PAGES
---------------------------                         ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                        5  SOLE VOTING POWER

                                0 shares
  NUMBER OF     ---------------------------------------------------------------
    SHARES              6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                     1,051,986 shares
     EACH       ---------------------------------------------------------------
  REPORTING             7  SOLE DISPOSITIVE POWER
    PERSON
    WITH:                       0 shares
                ---------------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                1,051,986 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,051,986 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                 [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON  (See Instructions)

           PN
-------------------------------------------------------------------------------

---------------------------                         ---------------------------
   CUSIP NO.  904583101              13G                PAGE 3 OF 29 PAGES
---------------------------                         ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners, LLC
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
-------------------------------------------------------------------------------
                        5  SOLE VOTING POWER

                                0 shares
  NUMBER OF     ---------------------------------------------------------------
    SHARES              6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                     1,051,986 shares
     EACH       ---------------------------------------------------------------
  REPORTING             7  SOLE DISPOSITIVE POWER
    PERSON
    WITH:                       0 shares
                ---------------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                1,051,986 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,051,986 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                 [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON  (See Instructions)

           CO
-------------------------------------------------------------------------------

---------------------------                         ---------------------------
   CUSIP NO.  904583101              13G                PAGE 4 OF 29 PAGES
---------------------------                         ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Accelerator Partners, LLC
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
-------------------------------------------------------------------------------
                        5  SOLE VOTING POWER

                                0 shares
  NUMBER OF     ---------------------------------------------------------------
    SHARES              6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                     1,051,986 shares
     EACH       ---------------------------------------------------------------
  REPORTING             7  SOLE DISPOSITIVE POWER
    PERSON
    WITH:                       0 shares
                ---------------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                1,051,986 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,051,986 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                 [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON  (See Instructions)

           CO
-------------------------------------------------------------------------------

---------------------------                         ---------------------------
   CUSIP NO.  904583101              13G                PAGE 5 OF 29 PAGES
---------------------------                         ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Accelerator Partners, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                        5  SOLE VOTING POWER

                                0 shares
  NUMBER OF     ---------------------------------------------------------------
    SHARES              6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                     1,051,986 shares
     EACH       ---------------------------------------------------------------
  REPORTING             7  SOLE DISPOSITIVE POWER
    PERSON
    WITH:                       0 shares
                ---------------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                1,051,986 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,051,986 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                 [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON  (See Instructions)

           PN
-------------------------------------------------------------------------------

---------------------------                         ---------------------------
   CUSIP NO.  904583101              13G                PAGE 6 OF 29 PAGES
---------------------------                         ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Accelerator Fund, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                        5  SOLE VOTING POWER

                                0 shares
  NUMBER OF     ---------------------------------------------------------------
    SHARES              6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                     1,051,986 shares
     EACH       ---------------------------------------------------------------
  REPORTING             7  SOLE DISPOSITIVE POWER
    PERSON
    WITH:                       0 shares
                ---------------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                1,051,986 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,051,986 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                 [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON  (See Instructions)

           PN
-------------------------------------------------------------------------------

---------------------------                         ---------------------------
   CUSIP NO.  904583101              13G                PAGE 7 OF 29 PAGES
---------------------------                         ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Accelerator Founders' Fund, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                        5  SOLE VOTING POWER

                                0 shares
  NUMBER OF     ---------------------------------------------------------------
    SHARES              6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                     1,051,986 shares
     EACH       ---------------------------------------------------------------
  REPORTING             7  SOLE DISPOSITIVE POWER
    PERSON
    WITH:                       0 shares
                ---------------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                1,051,986 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,051,986 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                 [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON  (See Instructions)

           PN
-------------------------------------------------------------------------------

---------------------------                         ---------------------------
   CUSIP NO.  904583101              13G                PAGE 8 OF 29 PAGES
---------------------------                         ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit (SAF) Investors IV, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                        5  SOLE VOTING POWER

                                0 shares
  NUMBER OF     ---------------------------------------------------------------
    SHARES              6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                     1,051,986 shares
     EACH       ---------------------------------------------------------------
  REPORTING             7  SOLE DISPOSITIVE POWER
    PERSON
    WITH:                       0 shares
                ---------------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                1,051,986 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,051,986 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                 [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON  (See Instructions)

           PN
-------------------------------------------------------------------------------

                               Page 12 of 29 Pages
           C:\DOCUME~1\MARAVILL\LOCALS~1\TEMP\NOTESAAFDA0\~3163409.DOC

                               Page 9 of 29 Pages
           C:\DOCUME~1\MARAVILL\LOCALS~1\TEMP\NOTESAAFDA0\~3163409.DOC
                                  Schedule 13G


ITEM 1
            (a). Name of Issuer: Unica Corporation

            (b). Address of Issuer's Principal Executive Offices: 170 Tracer Lance; Waltham, MA, 02451

ITEM 2
            (a). Names of Persons Filing: Summit Partners, L.P., Summit Partners, LLC, Summit Accelerator Partners, LLC, Summit Accelerator Partners, L.P., Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P. and Summit (SAF) Investors IV, L.P.

            Summit Partners, LLC is the sole general partner of each of Summit Accelerator Partners, L.P. and Summit (SAF) Investors IV, L.P. Summit Accelerator Partners, L.P. is the managing member of Summit Accelerator Partners, LLC. Summit Accelerator Partners, LLC is the sole general partner of each of Summit Accelerator Fund, L.P. and Summit Accelerator Founders' Fund, L.P. Summit Partners, L.P. is the managing member of Summit Partners, LLC.

            (b). Address of Principal Business Office or, if None, Residence:
            The address of the principal business office of Summit Partners, L.P., Summit Partners, LLC, Summit Accelerator Partners, LLC, Summit Accelerator Partners, L.P., Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., and Summit (SAF) Investors IV, L.P. is Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

            (c). Citizenship: Each of Summit Partners, L.P., Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., Summit (SAF) Investors IV, L.P. and Summit Accelerator Partners, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Summit Partners, LLC and Summit Accelerator Partners, LLC is a limited liability company organized under the laws of the State of Delaware.

            (d). Title of Class of Securities: Common Stock, $0.01 par value

            (e). CUSIP Number: 904583101

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240 13d-2(b) or (c), check whether the person filing is a:

            Not Applicable.



                               Page 9 of 29 Pages

Item 4.     Ownership.

            (a)   Amount Beneficially Owned:

                  Each of Summit Partners, L.P., Summit Partners, LLC, Summit Accelerator Partners, LLC, Summit Accelerator Partners, L.P., Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., and Summit (SAF) Investors IV, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,051,986 shares of Common Stock as of December 31, 2006.

                  As of December 31, 2006, Summit Accelerator Fund, L.P. was the record owner of 924,478 shares of Common Stock. As of December 31, 2006, Summit Accelerator Founders' Fund, L.P. was the record owner of 47,680 shares of Common Stock. As of December 31, 2006, Summit (SAF) Investors IV, L.P. was the record owner of 79,828 shares of Common Stock. The shares held of record by Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., Summit (SAF) Investors IV, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,051,986 shares of Common Stock.

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Unica Corporation, except in the case of Summit Accelerator Fund, L.P., Summit Accelerator Founders Fund, L.P. and Summit (SAF) Investors IV,L.P. in each case for the shares which it holds of record as provided in the prior paragraph.


            (b)   Percent of Class:

                  Summit Partners, L.P.:  5.3%
                  Summit Partners, LLC:  5.3%
                  Summit Accelerator Partners, LLC:  5.3%
                  Summit Accelerator Partners, L.P.:  5.3%
                  Summit Accelerator Fund, L.P.:  5.3%
                  Summit Accelerator Founders' Fund, L.P.:  5.3%
                  Summit (SAF) Investors IV, L.P.:  5.3%

                  The foregoing percentages are calculated based on the 19,720,077 shares of Common Stock reported to be outstanding in a Annual Report on Form 10-K for Unica Corporation for the fiscal year ended September 30, 2006.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:



                              Page 10 of 29 Pages

                        0 shares for each reporting person

                  (ii)  Shared power to vote or to direct the vote:

                  Summit Partners, L.P.:  1,051,986 shares
                  Summit Partners, LLC:  1,051,986 shares
                  Summit Accelerator Partners, LLC:  1,051,986 shares
                  Summit Accelerator Partners, L.P.: 1,051,986 shares
                  Summit Accelerator Fund, L.P.:  1,051,986 shares
                  Summit Accelerator Founders' Fund, L.P.: 1,051,986 shares Summit (SAF) Investors IV, L.P.: 1,051,986 shares

           (iii)  Sole power to dispose or direct the disposition of:

                  0 shares for each reporting person

            (iv)  Shared power to dispose or direct the disposition of:

                  Summit Partners, L.P.:  1,051,986 shares
                  Summit Partners, LLC:  1,051,986 shares
                  Summit Accelerator Partners, LLC:  1,051,986 shares
                  Summit Accelerator Partners, L.P.: 1,051,986 shares
                  Summit Accelerator Fund, L.P.:  1,051,986 shares
                  Summit Accelerator Founders' Fund, L.P.: 1,051,986 shares Summit (SAF) Investors IV, L.P.: 1,051,986 shares

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in 13d-1(b)(1)(ii)(J).

Item 9.     Notice of Dissolution of Group.

            Not Applicable.



                              Page 11 of 29 Pages

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).
























                              Page 12 of 29 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February __, 2007.

SUMMIT PARTNERS, L.P.                    SUMMIT PARTNERS, LLC

By: Summit Master Company, LLC           By: Summit Partners, L.P.

By:                  *                   By: Summit Master Company, LLC
   -------------------------------
   Member
                                         By:                  *
                                            -------------------------------
                                            Member

SUMMIT ACCELERATOR FUND, L.P.            SUMMIT ACCELERATOR FOUNDERS'
                                         FUND , L.P.
By: Summit Accelerator Partners,
LLC                                      By: Summit Accelerator Partners,
                                         LLC
By: Summit Accelerator Management,
L.P.                                     By: Summit Accelerator Management, L.P.
By: Summit Accelerator Management,
LLC                                      By: Summit Accelerator
                                         Management, LLC
By: Summit Partners, LLC
                                         By: Summit Partners, LLC
By: Summit Partners, L.P.
                                         By: Summit Partners, L.P.
By: Summit Master Company, LLC
                                         By: Summit Master Company, LLC
By:                  *
   -------------------------------
   General Partner                       By:                  *
                                            -------------------------------
                                            General Partner

SUMMIT ACCELERATOR PARTNERS, L.L.C.      SUMMIT (SAF) INVESTORS IV, L.P.

By: Summit Accelerator Management,       By: Summit Partners, LLC
L.P.
                                         By: Summit Partners, L.P.
By: Summit Accelerator Management,
LLC                                      By: Summit Master Company, LLC

By: Summit Partners, LLC                 By:                  *
                                            -------------------------------
                                            General Partner
By: Summit Partners, L.P.

By: Summit Master Company, LLC



                              Page 13 of 29 Pages

By:                  *
   -------------------------------
   General Partner

SUMMIT ACCELERATOR PARTNERS, L.P.

By: Summit Partners, LLC

By:                  *
    -------------------------------
    General Partner




                                         *By:
                                             -------------------------------
                                             Robin W. Devereux
                                             Power of Attorney for Bruce
                                             R. Evans



--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.














                              Page 14 of 29 Pages

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Unica Corporation.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this__th day of February, 2007.

SUMMIT PARTNERS, L.P.                    SUMMIT PARTNERS, LLC

By: Summit Master Company, LLC           By: Summit Partners, L.P.

By:                  *                   By: Summit Master Company, LLC
   -------------------------------
   Member
                                         By:                  *
                                            -------------------------------
                                            Member

SUMMIT ACCELERATOR FUND, L.P.            SUMMIT ACCELERATOR FOUNDERS'
                                         FUND , L.P.
By: Summit Accelerator Partners,
LLC                                      By: Summit Accelerator Partners,
                                         LLC
By: Summit Accelerator Management,
L.P.                                     By: Summit Accelerator Management, L.P.
By: Summit Accelerator Management,
LLC                                      By: Summit Accelerator
                                         Management, LLC
By: Summit Partners, LLC
                                         By: Summit Partners, LLC
By: Summit Partners, L.P.
                                         By: Summit Partners, L.P.
By: Summit Master Company, LLC
                                         By: Summit Master Company, LLC
By:                  *
   -------------------------------
   General Partner                       By:                  *
                                            -------------------------------
                                            General Partner



                              Page 15 of 29 Pages

SUMMIT ACCELERATOR PARTNERS, L.L.C.      SUMMIT (SAF) INVESTORS IV, L.P.

By: Summit Accelerator Management,       By: Summit Partners, LLC
L.P.
                                         By: Summit Partners, L.P.
By: Summit Accelerator Management,
LLC                                      By: Summit Master Company, LLC

By: Summit Partners, LLC                 By:                  *
                                            -------------------------------
                                            General Partner
By: Summit Partners, L.P.

By: Summit Master Company, LLC



                              Page 13 of 29 Pages

By:                  *
   -------------------------------
   General Partner

SUMMIT ACCELERATOR PARTNERS, L.P.

By: Summit Partners, LLC

By:                  *
    -------------------------------
    General Partner




                                         *By:
                                             -------------------------------
                                             Robin W. Devereux
                                             Power of Attorney for Bruce
                                             R. Evans



--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.




                              Page 16 of 29 Pages

                                                                       Exhibit 2
                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of:

      E. Roe Stamps, IV,                        Joseph F. Trustey,
      Stephen G. Woodsum,                       Kevin P. Mohan,
      Gregory M. Avis,                          Peter Y. Chung,
      Martin J. Mannion,                        Scott C. Collins and
      Bruce R. Evans,                           Robin W. Devereux
      Thomas S. Roberts,
      Walter G. Kortschak,

his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of the entities listed on the attached Exhibit A, on matters pursuant to:

            (a) Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and

            (b) any written ballot or proxy with respect to the investment securities owned by any of the foregoing,

and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      The undersigned hereby acknowledges that this Power of Attorney supercedes, revokes and terminates any power of attorney executed by the undersigned prior to the date hereof for the purposes listed above.

                     [Exhibit A and Signature Pages Follow]





                              Page 17 of 29 Pages

                                POWER OF ATTORNEY

                                    EXHIBIT A

-------------------------------------------------------------------------------
Summit Ventures, L.P.                         Summit Partners Blocker, Inc.
-------------------------------------------------------------------------------
Summit Ventures II, L.P.                      Summit Partners FF Corp
-------------------------------------------------------------------------------
SV Eurofund, C.V.                             Summit Partners Holdings, L.P.
-------------------------------------------------------------------------------
Summit Ventures III, L.P.                     Summit Partners II, L.P.
-------------------------------------------------------------------------------
Summit Ventures IV, L.P.                      Summit Partners III, L.P.
-------------------------------------------------------------------------------
Summit Ventures V, L.P.                       Summit Partners IV, L.P.
-------------------------------------------------------------------------------
Summit V Companion Fund, L.P.                 Summit Partners LLC
-------------------------------------------------------------------------------
Summit V Advisors Fund, L.P.                  Summit Partners SD II, LLC
-------------------------------------------------------------------------------
Summit V Advisors Fund QP, L.P. Su            mmit Partners SD, L.P.
-------------------------------------------------------------------------------
Summit Ventures VI-A, L.P.                    Summit Partners V, L.P.
-------------------------------------------------------------------------------
Summit Ventures VI-B, L.P.                    Summit Partners VI (GP), L.P.
-------------------------------------------------------------------------------
Summit VI Advisors Fund, L.P.                 Summit Partners VI (GP), LLC
-------------------------------------------------------------------------------
Summit VI Entrepreneurs Fund L.P.             SV International, L.P.
-------------------------------------------------------------------------------
Summit Subordinated Debt Fund,
L.P.                                          SWC Holdings Co.
-------------------------------------------------------------------------------
Summit Subordinated Debt Fund                 Summit Investment Holdings
II, L.P.                                      Trust
-------------------------------------------------------------------------------
                                              Summit Investment Holdings
Summit Accelerator Fund, L.P.                 Trust II
-------------------------------------------------------------------------------
Summit Founders' Fund, L.P.                   Summit Investors Holdings Trust
-------------------------------------------------------------------------------
Summit Founders' Fund II, L.P.                Summit Master Company, LLC
-------------------------------------------------------------------------------
Summit Accelerator Founders'
Fund, L.P.                                    Summit Partners Holding GmBh
-------------------------------------------------------------------------------
Summit Investors, L.P.                        Summit Partners Sarl
-------------------------------------------------------------------------------
Summit Investors II, L.P.                     Summit Partners, L.P.
-------------------------------------------------------------------------------
Summit Investors III, L.P.                    Summit Partners, Ltd.
-------------------------------------------------------------------------------
Summit Investors (SAF) IV, L.P.               Summit UK Advisory LLC
-------------------------------------------------------------------------------
Summit Investors VI, L.P.                     Summit/Meditech LLC
-------------------------------------------------------------------------------
Summit Incentive Plan, L.P.                   SV VI-B Bennington Blocker Corp
-------------------------------------------------------------------------------
Summit Incentive Plan II, L.P.                SV VI-B Bennington Holdings LP
-------------------------------------------------------------------------------
SP (1984), LP (f/k/a Summit
Partners, L.P.)                               SD II Bennington Blocker Corp
-------------------------------------------------------------------------------
                                              SV VI-B Commnet Common  Blocker
S-K Investment Corp                           Corp.
-------------------------------------------------------------------------------
Stamps, Woodsum & Co.                         SV VI-B Commnet Holdings, L.P.
-------------------------------------------------------------------------------
                                              SV VI-B Commnet Preferred
Stamps, Woodsum & Co. II                      Blocker Corp.
-------------------------------------------------------------------------------
Stamps, Woodsum & Co. III                     SV VI-B Eyeglass Common Blocker
-------------------------------------------------------------------------------
Stamps, Woodsum &Co. IV                       SV VI-B Eyeglass Holdings LP
-------------------------------------------------------------------------------
Summit Accelerator Management,                SV VI-B Eyeglass Preferred
LLC                                           Blocker
-------------------------------------------------------------------------------
Summit Accelerator Management, LP             SD II Eyeglass Holdings LP
-------------------------------------------------------------------------------
Summit Accelerator Partners, LLC
-------------------------------------------------------------------------------
Summit Accelerator Partners, LP
-------------------------------------------------------------------------------



                              Page 18 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 26th day of July, 2004.


                                             /s/ E. Roe Stamps, IV
                                             ----------------------
                                             E. Roe Stamps, IV

State of Florida         )
                         )   ss:
County of Dade           )

      On this 26th day of July, 2004, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Elizabeth O'Keefe
                                             ---------------------
                                             Notary Public





                              Page 19 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Stephen G. Woodsum
                                             ----------------------
                                             Stephen G. Woodsum

Commonwealth of Massachusetts )
                              )   ss:
County of Suffolk             )

      On this 30th day of July, 2004, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 20 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of July, 2004.


                                             /s/ Gregory M. Avis
                                             -------------------
                                             Gregory M. Avis

State of California      )
                         )   ss:
County of San Mateo      )

      On this 7th day of July, 2004, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Tammy Kettunen
                                             ------------------
                                             Notary Public



                              Page 21 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Martin J. Mannion
                                             ---------------------
                                             Martin J. Mannion

Commonwealth of Massachusetts )
                              )   ss:
County of Suffolk             )

      On this 30th day of July, 2004, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 22 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of August, 2004.


                                             /s/ Bruce R. Evans
                                             ------------------
                                             Bruce R. Evans

Commonwealth of Massachusetts )
                              )   ss:
County of Suffolk             )

      On this 10th day of August, 2004, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 23 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 4th day of August, 2004.


                                             /s/ Thomas S. Roberts
                                             ---------------------
                                             Thomas S. Roberts

Commonwealth of Massachusetts )
                              )   ss:
County of Suffolk             )

      On this 4th day of August, 2004, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 24 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of July, 2004.


                                             /s/ Walter G. Kortschak
                                             -----------------------
                                             Walter G. Kortschak

State of California      )
                         )   ss:
County of San Mateo      )

      On this 7th day of July, 2004, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Tammy Kettunen
                                             ------------------
                                             Notary Public



                              Page 25 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Joseph F. Trustey
                                             ---------------------
                                             Joseph F. Trustey

Commonwealth of Massachusetts )
                              )   ss:
County of Suffolk             )

      On this 30th day of July, 2004, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 26 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Kevin P. Mohan
                                             ------------------
                                             Kevin P. Mohan

Commonwealth of Massachusetts )
                              )   ss:
County of Suffolk             )

      On this 30th day of July, 2004, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 27 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 6th day of July, 2004.


                                             /s/ Peter Y. Chung
                                             ------------------
                                             Peter Y. Chung

State of California      )
                         )   ss:
County of San Mateo      )

      On this 6th day of July, 2004, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Tammy Kettunen
                                             ------------------
                                             Notary Public



                              Page 28 of 29 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 6th day of July, 2004.


                                             /s/ Scott C. Collins
                                             --------------------
                                             Scott C. Collins

Kingdom of England       )
City of London           )   ss:
                         )

      On this 6th day of July, 2004, before me personally came Scott C. Collins, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Edward Gardiner
                                             -------------------
                                             Notary Public



                              Page 29 of 29 Pages